Exhibit 12.1

Clarus

	Nine Months Ended September 30, 2010	2009	2008	2007	2006	2005
(in thousands except ratios)

Earnings:
(Loss) income before income tax	(18,121)	(4,851)	(2,402)	120	(1,291)	(1,291)
Add:
Fixed Charges	996	15	24	31	27	19

Adjusted Earnings	(17,125)	(4,836)	(2,378)	151	(1,264)	(1,273)

Fixed Charges:
Interest Expense	980	-	-	-	-	-

Interest within Rent Expense	16	15	24	31	27	19

Total Fixed Charges	996	15	24	31	27	19

Earnings to Fixed Charges:	(17.2)	(324.6)	(98.3)	4.9	(46.8)	(68.8)

Lease Expense	513	400	400	400	400	400
Intrest Rate on LOC	3.25%	3.10%	4.35%	7.75%	7.75%	5.75%	3.50%

Black Diamond Equipment

	Five Months Ended May 28, 2010	FY 2009	FY 2008	FY 2007	FY 2006	FY 2005
(in thousands except ratios)

Earnings:
(Loss) income before income tax	3,281	3,542	2,929	2,668	2,954	2,808
Add:
Fixed Charges	223	1,040	904	785	621	404

Adjusted Earnings	3,504	4,582	3,833	3,453	3,575	3,212

Fixed Charges:
Interest Expense	165	1,018	869	755	596	384

Amortized Premiums, Discounts, and Capitalized Expenses Related to Debt	47	1	12	4	1	3
Interest within Rent Expense	11	20	23	27	24	17

Total Fixed Charges	223	1,040	904	785	621	404

Earnings to Fixed Charges:	15.7	4.4	4.2	4.4	5.8	8.0

Lease Expense	359	543	379	343	354	366
Intrest Rate on LOC	3.28%	3.10%	4.35%	7.75%	7.75%	5.75%	3.50%